Exhibit 99.1

FOR IMMEDIATE RELEASE

February 4, 2016

For further information contact:

Craig L. Montanaro, President and Chief Executive Officer, or

Eric B. Heyer, Executive Vice President and Chief Financial Officer

Kearny Financial Corp.

(973) 244-4500

KEARNY FINANCIAL CORP.

REPORTS SECOND QUARTER 2016 OPERATING RESULTS

Fairfield, New Jersey, February 4, 2016 – Kearny Financial Corp. (NASDAQ GS: KRNY) (the “Company”), the holding company of Kearny Bank (the “Bank”), today reported net income for the quarter ended December 31, 2015 of $3.8 million, or $0.04 per basic and diluted share. The results represent an increase of $821,000 compared to net income of $3.0 million, or $0.03 per basic and diluted share, for the prior quarter ended September 30, 2015.

Overview

The improvement in earnings for the quarter ended December 31, 2015 reflected the Company’s ongoing commitment to effectively utilize the capital raised through its second step conversion and stock offering that closed during fiscal 2015. As discussed in greater detail below, the Company increased loans receivable by $184.1 million, or 7.6%, for the quarter ended December 31, 2015. The increase in loans reflected the Company’s strategic focus on commercial loans whose outstanding balances increased by $176.4 million for the quarter, with such growth arising primarily from internally sourced originations.

The growth in the loan portfolio was complemented by a $2.8 million increase in the allowance for loan losses that largely reflected the overall growth in the portfolio and associated updates to historical and environmental loss factors. These factors contributed significantly to the $773,000 increase in the provision for loan losses to $3.4 million for the quarter ended December 31, 2015 from $2.6 million for the quarter ended September 30, 2015. In total, the Company’s allowance for loan losses “total loan coverage ratio”, representing the balance of the allowance for loan loss as a percentage of total loans, increased to 0.79% at December 31, 2015 from 0.73% at September 30, 2015. Notwithstanding the increase in this ratio, the balance of non-performing loans decreased by $543,000 to $21.0 million at December 31, 2015 from $21.5 million at September 30, 2015. Together, these factors resulted in an increase to the “nonperforming loan coverage ratio”, representing the balance of the allowance for loan losses as a percentage of nonperforming loans, to 97.8% from 82.5% for those same comparative periods.

The growth in loans was partly funded through the continuing reallocation of earning assets through the reinvestment of incoming cash flows from the securities portfolio into loans, coupled with funding provided through net growth in retail deposits. The Company’s securities portfolio decreased by $78.0 million to $1.33 billion, or 32.8% of earning assets at December 31, 2015 from $1.41 billion, or 35.7% of earning assets at September 30, 2015 while total deposits increased by $119.3 million to $2.58 billion from $2.46 billion for those same comparative periods.

The strategies resulting in the balance sheet growth and diversification noted above contributed to a $1.6 million increase in net interest income reflecting a 10 basis point increase in the Company’s net interest margin to 2.38% for the quarter ended December 31, 2015 from 2.28% for the quarter ended September 30, 2015. The increase in net interest margin coincided with a 10 basis point decrease in the Company’s non-interest expense ratio to 1.62% from 1.72%. Together, these factors contributed to an overall improvement in the Company’s efficiency ratio to 67.2% for the quarter ended December 31, 2015 from 74.0% for the quarter ended September 30, 2015.

The improvement in these individual performance ratios was reflected in a seven basis point increase in the Company’s return on average assets to 0.35% for the quarter ended December 31, 2015 from 0.28% for the quarter ended September 30, 2015. For those same comparative periods, the Company’s return on average equity increased to 1.30% from 1.02%, with both ratios reflecting the excess capital held by the Company resulting from the recent conversion and stock offering.

At December 31, 2015, the Company had total assets of $4.41 billion, which included net loans receivable of $2.58 billion and total investment securities, including mortgage-backed and non-mortgage-backed securities, of $1.32 billion. As of that same date, deposits and borrowings totaled $2.58 billion and $620.4 million, respectively, while stockholders’ equity totaled $1.17 billion, or 26.48% of total assets.

The Bank operates from its administrative headquarters in Fairfield, New Jersey, and a total of 42 retail branch offices located throughout northern and central New Jersey and Brooklyn and Staten Island, New York.

The remaining narrative and tabular exhibits present an expanded discussion of the Company’s financial results for the quarter ended December 31, 2015 compared to those for the quarter ended September 30, 2015. The comparative statement of condition information for June 30, 2015 and the statement of operations information for the quarter ended December 31, 2014 are also presented in tabular form in the Financial Highlights section at the end of this discussion.

Net Interest Income

Net interest income during the quarter ended December 31, 2015 increased by $1.6 million to $23.9 million from $22.4 million for the quarter ended September 30, 2015. For those same comparative periods, the Company’s net interest margin increased by 10 basis points to 2.38% from 2.28%. The increase in net interest income reflected an increase in interest income that was partially offset by an increase in interest expense. The increase in interest income reflected increases in both the average balance and average yield on earning assets. The increase in interest expense reflected increases in both the average balance and average cost of interest-bearing liabilities.

The increase in interest income of $2.4 million between linked periods was partly attributable to a $97.8 million increase in the average balance of earning assets that reflected an increase in the average balance of loans that was partially offset by decreases in the average balances of comparatively lower yielding securities and cash equivalents. During the quarter ended December 31, 2015, the average balance of loans increased by $277.8 million while the average balances of mortgage-backed and non-mortgage-backed securities decreased by $24.2 million and $40.1 million, respectively. For the same period, the average balance of other interest-earning assets decreased by $115.7 million. The noted changes in the average balances of earning assets partly reflected the effects of deploying the excess liquidity that arose from the Company’s second step conversion and stock offering while also reflecting the ongoing reinvestment of incoming cash flows from the securities portfolio into loans.

The increase in interest income attributable to the noted growth and reallocation of interest-earning assets contributed to a 16 basis point increase in their average yield to 3.16% for the quarter ended December 31, 2015 from 3.00% for the quarter ended September 30, 2015. The increase in average yield on earning assets partly reflected a 28 basis point increase in the average yield on other interest-earning assets primarily attributable to the noted deployment of the excess liquidity held by the Bank during the prior quarter. The net increase in the average yield on earning assets also reflected increases in the average yield on mortgage-backed and non-mortgage-backed securities of two basis points and eight basis points, respectively. These increases were partially offset by a two basis point decrease in the average yield on loans that largely reflected the origination and purchase of assets whose average yields fell below those of the existing aggregate portfolio.

As noted, the increase in interest income between linked quarters was partially offset by an increase in interest expense between the same comparative periods. The $827,000 increase in interest expense between linked quarters reflected increases in the average balance and average cost of interest-bearing liabilities.

The increase in the average balance of interest-bearing liabilities between linked quarters reflected increases in the average balances of both interest-bearing deposits and borrowings. The average balance of interest-bearing deposits increased by $89.8 million to $2.33 billion for the quarter ended December 31, 2015 from $2.24 billion for the quarter ended September 30, 2015. The increase in the average balance of interest-bearing deposits reflected a $108.1 million increase in the average balance of certificates of deposit that was partially offset by decreases of $9.2 million and $9.1 million in the average balance of interest-bearing checking accounts and savings and club accounts, respectively. The growth in certificates of deposit largely reflected the effects of attractive pricing offered on a limited number of promotional products during the quarter to fund a portion of the growth in loans during the period. Such pricing resulted in limited disintermediation from the other categories of interest-bearing deposits which contributed to the reported decreases in their average balances.

The increase in the average balance of borrowings partly reflected a $14.5 million increase in the average balance of FHLB advances. That increase in the average balance reflected an additional short-term advance of $50.0 million drawn during the prior quarter ended September 30, 2015 whose cost had been effectively fixed over a five-year period based on a previously executed swap transaction whose terms became effective during the period. The increase in the average balance of borrowings also included a $3.2 million increase in the average balance of depositor sweep accounts included in other borrowings.

The average cost of interest-bearing liabilities increased by eight basis points to 1.07% for the quarter ended December 31, 2015 from 0.99% for the quarter ended September 30, 2015. The increase reflected a five basis point increase in the average cost of interest-bearing deposits coupled with an 18 basis point increase in the average cost of borrowings. The increase in the average cost of interest-bearing deposits primarily reflected a five basis point increase in the average cost of certificates of deposit that largely reflected the effects of the limited promotional pricing noted earlier. For those same comparative periods, the average cost of interest-bearing checking accounts increased by one basis point while the average cost of savings and club accounts remained unchanged.

Provision for Loan Losses

The provision for loan losses increased by $773,000 to $3.4 million for the quarter ended December 31, 2015 compared to $2.6 million for the quarter ended September 30, 2015. The increase was partly attributable to a larger provision on non-impaired loans evaluated collectively for impairment reflecting increases in both environmental and historical loss factors used in the Bank’s allowance for loan loss calculation methodology.

With regard to environmental loss factors, the increase in such factors primarily reflected the continuing growth and diversification within the Company’s loan portfolio and the resulting recognition of the increased risk of potential credit losses associated with the growth in commercial and consumer lending. Notwithstanding the requisite increase in provision expense attributable to the changes in the Company’s lending strategies, the actual level of nonperforming loans decreased slightly to $21.0 million or 0.81% of total loans at December 31, 2015 from $21.5 million or 0.89% of total loans at September 30, 2015. Moreover, the Company’s annualized net charge off rate declined slightly to 0.09% for the quarter ended December 31, 2015 compared to 0.10% for the quarter ended September 30, 2015.

With regard to historical loss factors, the increase in such factors was largely attributable to the “expired” impact of certain significant historical recoveries that had previously been captured within the two-year lookback period used to calculate the Company’s historical loss factors. The “roll off” of these prior recoveries in the calculation of the loss factors resulted in an overall increase in the provision attributable to certain commercial loan segments during the quarter ended December 31, 2015. The changes in historical loss factors also reflected the effects of the net charges offs recognized during the latest quarter, as described above.

The increase in provision expense attributable to the noted changes in historical and environmental loss factors was partially offset by the effect of lower growth in the non-impaired portion of the loan portfolio between comparative periods. The loan growth during the prior quarter ended September 30, 2015 included significant purchases of commercial and residential mortgage loans funded by a portion of the net proceeds received during the Company’s second step conversion and stock offering. By comparison, loan growth during the quarter ended December 31, 2015 reflected no significant purchases of commercial and residential mortgage loans with limited purchases of consumer loans during the period, as described below.

Finally, the increase in provision expense also reflected an increase in specific losses recognized on loans individually evaluated for impairment. Such losses were reflected in the net charge off rates noted above as well as the increase in the portion of the allowance for loan loss held against the impairment attributable to such loans at December 31, 2015 compared to September 30, 2015.

In total, the balance of the allowance for loan losses increased by $2.8 million to $20.5 million, or 0.79% of total loans at December 31, 2015 compared to $17.7 million, or 0.73% of total loans at September 30, 2015. For those same comparative periods, the balance of the allowance for loan losses as a percentage of nonperforming loans increased to 97.8% from 82.3%.

Non-interest Income

Non-interest income, excluding gains and losses on the sale of real estate owned (“REO”), increased by $30,000 to $2.52 million for the quarter ended December 31, 2015 from $2.49 million for the quarter ended September 30, 2015. The variance was largely attributable to an increase in loan-related fees and charges arising primarily from an increase in loan prepayment charges. The increase in loan-related charges was partially offset by modest decreases in a variety of deposit-related fees and charges. Other less noteworthy variances in non-interest income were reflected in gains on loan sales, income from bank-owned life insurance and other miscellaneous income.

The variance in total non-interest income also reflected the recognition of $113,000 in net losses attributable to the sale and write downs of REO during the quarter ended December 31, 2015. The net loss partly reflected the write down of one property to reflect a decline in its fair value based on an updated property appraisal and listing agreement. The write down was partially offset by a gain recognized on the sale of separate property during the period. By comparison, no write downs or sale gains and losses relating to the disposition of REO were recognized during the quarter ended September 30, 2015.

Non-interest Expense

Non-interest expense decreased by $678,000 to $17.7 million for the quarter ended December 31, 2015 from $18.4 million for the quarter ended September 30, 2015. The decrease in non-interest expense primarily reflected decreases in salaries and employee benefits, premises occupancy expense and equipment and system expense that were partially offset by an increase in advertising and marketing expense. Less noteworthy variances were also reported in deposit insurance expense and various line items within miscellaneous expense.

The decrease in salaries and employee benefits expense primarily reflected a decrease in employee pension plan expense arising from a reduction in the Bank’s required contribution to the plan for the current fiscal year which reduced the associated expense for the quarter ended December 31, 2015.

Additionally, the Company recognized a non-recurring reduction in stock benefit plan expense attributable to the forfeiture of certain benefits resulting from an employee’s resignation from the Bank. These decreases were partially offset by an increase in ESOP expense attributable to an increase in the market value of the Company’s capital stock during the quarter ended December 31, 2015.

The decrease in premises occupancy expense reflected an overall decline in facility repairs and maintenance costs coupled with a decrease in facility utility expenses arising from seasonal fluctuations in such expenses.

The decrease in equipment and systems expense partly reflected a reduction of technology service provider expenses arising from a non-recurring recovery of certain historical data network charges. The charges were originally incurred in conjunction with a reconfiguration of the Company’s data network and were recovered upon completing that reconfiguration and negotiating the final terms of the revised contract with the service provider. To a lesser extent, the reduction in expense also reflects the overall reduction in ongoing data network charges resulting from the terms of the revised contract with the service provider.

The noted decreases in non-interest expense were partially offset by an increase in advertising and marketing expenses that reflected an increase in advertising expenditures across multiple platforms including electronic media, print and outdoor advertising channels.

Provision for Income Taxes

Income tax expense increased by $583,000 to $1.4 million for the quarter ended December 31, 2015 from $850,000 for the quarter ended September 30, 2015 reflecting effective income tax rates of 27.4% and 22.2%, respectively. The increases in income tax expense and the effective income tax rate largely reflected the underlying differences in the taxable portion of pre-tax net income between comparative periods.

Cash and Cash Equivalents

Cash and cash equivalents, which consist primarily of interest-earning and non-interest-earning deposits in other banks, increased by $10.0 million to $112.9 million at December 31, 2015 from $102.6 million at September 30, 2015. The variance between periods generally reflected normal operating fluctuations in the balance of cash and cash equivalents.

Management actively monitors the level of short term, liquid assets in relation to the expected need for such liquidity to fund the Company’s strategic initiatives while meeting its performance and risk management objectives. Where appropriate, the Company may alter its liquidity management strategies based upon those objectives. In that regard, the Company may generally reduce the balance of cash and cash equivalents maintained, compared to those balances held at December 31, 2015, to further reduce the opportunity cost of maintaining excess liquidity.

Loans Receivable

The outstanding balance of loans receivable, excluding deferred fees and costs and the allowance for loan losses, increased by $184.1 million to $2.60 billion at December 31, 2015 from $2.41 billion at September 30, 2015. The overall increase in the loan portfolio during the quarter ended December 31, 2015 reflected an aggregate increase in commercial loans, including non-residential mortgages, multi-family mortgages, commercial business loans and land loans, totaling $176.4 million. The increase in commercial loans was augmented by an increase in the balance of consumer loans totaling $11.2 million. These increases were partially offset by a decrease in one-to-four family mortgage loans, comprising residential first mortgages, home equity loans and home equity lines of credit, totaling $2.1 million coupled with a decrease in construction loans totaling $1.4 million.

The Company continued its strategic focus on commercial lending during the second quarter of fiscal 2016. As noted above, the commercial loan portfolio increased by $176.4 million, or 10.4%, to $1.87 billion, or 71.9% of total loans, at December 31, 2015 from $1.69 billion, or 70.1% of total loans, at September 30, 2015. The growth in the portfolio during the period reflected the effects of the Company’s expanding commercial loan origination and acquisition resources and its competitive term and pricing strategies for high quality loans. As noted earlier, the growth in commercial loans for the quarter ended December 31, 2015 was primarily attributable to internally sourced originations. Such originations were augmented by purchases of commercial business loan participations totaling $5.0 million during the quarter.

As noted above, the residential loan portfolio decreased by $2.1 million, or 0.3%, to $709.9 million, or 27.3% of total loans, at December 31, 2015 from $712.0 million, or 29.5% of total loans, at September 30, 2015. Notwithstanding the modest decline in the portfolio during the period, it remains the Company’s intent to modestly increase the outstanding balance of the residential mortgage portfolio while allowing the segment to continue to decline as a percentage of total loans and earning assets.

The Company is currently expanding its residential lending infrastructure to support strategies focused on increasing the origination volume of residential mortgage loans for sale into the secondary market. Toward that end, the Bank hired a new Director of Residential Lending during the quarter ended December 31, 2015 who is currently evaluating and modifying the Company’s residential lending infrastructure to support that objective. The increase in residential mortgage loan origination and sale activity is expected to increase the Company’s level of non-interest income over time through the recognition of additional sources of recurring loan sale gains, while serving to help manage the Company’s exposure to interest rate risk. The noted enhancements to the Company’s residential mortgage lending infrastructure and business strategies are expected to be completed during the latter half of the fiscal year ending June 30, 2016.

The noted growth in consumer loans reflected the implementation of a new lending initiative involving the acquisition of consumer loans originated through Lending Club, an established peer-to-peer (i.e. marketplace) lender. Through this initiative, the Company purchases high-quality, unsecured consumer loans originated through Lending Club’s online platform. Such loans represent fixed-rate, fully amortizing loans with original terms to maturity typically ranging from three to five years with maximum original loan amounts of $35,000. The Company currently limits its purchases of Lending Club loans to those issued to qualified borrowers falling within the three highest credit tiers defined within Lending Club’s proprietary credit risk model.

At December 31, 2015, the outstanding balance of the Company’s Lending Club loans totaled $12.2 million representing the outstanding balance of 680 loans with a weighted average interest rate of 9.93% and weighted average FICO scores and debt-to-income ratios of 724 and 19.3%, respectively. The Company pays annual loan servicing and reporting fees of approximately 140 basis points per year on the unpaid principal balance of the portfolio.

At December 31, 2015, all but one of the Company’s Lending Club loans were current with one loan reported at 0-30 days past due. None of the Company’s Lending Club loans have defaulted or were charged off through December 31, 2015. The Company estimates average annualized charge off rates of approximately 1.57% for the applicable loans based on lifetime default rate information provided by Lending Club. However, the actual charge off rates recognized on the Lending Club loans may vary from these initial estimates. The Company utilized these initial estimated charge off rates as the basis for the historical loss factors applicable to the Lending Club loans in the allowance for loan loss calculation at December 31, 2015 while also applying an appropriate set of environmental loss factors to this new loan segment.

Loans acquired by the Company through the Lending Club program through December 31, 2015 were generally issued to borrowers located throughout the United States with whom the Bank had no pre-existing relationship. However, the Company intends to begin offering unsecured consumer loans originated through the Lending Club platform directly to the Bank’s existing customers during the next quarter ending March 31, 2016. As above, the Company intends to purchase only those loans issued to customers that fall within the three highest credit tiers defined within Lending Club’s proprietary credit risk model while allowing lower-graded loans to be held by other investors participating in the Lending Club program.

At December 31, 2015, the balance of the Company’s nonperforming assets totaled $23.3 million, or 0.53% of total assets, and comprised nonperforming loans totaling $21.0 million, or 0.81% of total loans, plus five REO properties totaling $2.3 million. By comparison, at September 30, 2015, the balance of the Company’s nonperforming assets totaled $23.2 million, or 0.54% of total assets, and comprised nonperforming loans totaling $21.5 million, or 0.89% of total loans, plus three REO properties totaling $1.7 million.

Nonperforming loans generally include loans reported as “accruing loans over 90 days past due” as well as loans reported as “nonaccrual”. However, the balances of nonperforming loans at December 31, 2015 and September 30, 2015 were comprised entirely of nonaccrual loans with no loans reported as over 90 days past due and accruing.

The balance of loans at December 31, 2015 includes 57 residential mortgage loans with an aggregate carrying value totaling $20.0 million that were previously serviced by BAC Home Loan Servicing, a subsidiary of Bank of America (“BOA”). Such loans include 30 nonperforming loans with carrying values totaling $9.0 million as of that date. During the prior quarter ended September 30, 2015, the Bank and BOA had mutually agreed to transfer the servicing of all remaining loans owned by the Bank, including the nonperforming loans, from BOA to the Bank.

The terms of the applicable servicing transfer agreement included provisions requiring the Bank to reimburse BOA for all “scheduled” principal and interest (“P&I”) payments advanced to the Bank by BOA where such payments had not been paid by the borrower. The agreement terms also require the Bank to reimburse BOA for all taxes and insurance (“T&I”) advances that had resulted in negative escrow balances as well as other corporate payments advanced by BOA to support the collections and foreclosure process on nonperforming loans where such payments have not been repaid by the borrower through the date of servicing transfer.

The transfer of servicing was complete during the quarter ending December 31, 2015 including the Bank’s required reimbursement to BOA of the advances noted above. The Bank paid no additional fees to BOA to complete the transfer of loan servicing. Consequently, the average annual servicing fee of 0.20% per loan previously paid to BOA was discontinued at no additional cost to the Bank upon completing the servicing transfer during the period.

Mortgage-backed and Non-mortgage-backed Securities

The aggregate balance of mortgage-backed securities, which are predominantly government agency pass-through securities and collateralized mortgage obligations, decreased by $20.2 million to $739.0 million at December 31, 2015 from $759.2 million at September 30, 2015. Such balances included securities available for sale and securities held to maturity of $307.9 million and $431.1 million, respectively, at December 31, 2015 and $329.3 million and $429.9 million, respectively, at September 30, 2015. The aggregate decrease in mortgage-backed securities partly reflected principal repayments, net of premium amortization and discount accretion, totaling approximately $28.5 million for the quarter ended December 31, 2015 coupled with a $3.7 million decrease in the fair value of the available for sale portion of the portfolio to an unrealized gain of $1.0 million at December 31, 2015 from an unrealized gain of $4.7 million at September 30, 2015. These decreases were partially offset by purchases of securities totaling $12.0 million during the period.

The aggregate balance of non-mortgage-backed securities decreased by $64.3 million to $580.8 million at December 31, 2015 from $645.1 million at September 30, 2015. Such balances included securities available for sale and securities held to maturity of $413.5 million and $167.3 million, respectively, at December 31, 2015 and $416.5 million and $228.6 million, respectively, at September 30, 2015. The aggregate decrease in non-mortgage-backed securities primarily reflected principal repayments, net of premium amortization and discount accretion, totaling $61.8 million as well as a $2.8 million decrease in the fair value of the available for sale portion of the portfolio to a net unrealized loss of $9.1 million at December 31, 2015 from a net unrealized loss of $6.3 million at September 30, 2015. These decreases were partially offset by security purchases totaling $348,000 during the period.

Other Assets

The aggregate balance of other assets, including premises and equipment, FHLB stock, interest receivable, goodwill, bank owned life insurance, deferred income taxes and other miscellaneous assets, decreased by $4.1 million to $391.1 million at December 31, 2015 from $395.2 million at September 30, 2015.

The decrease in other assets partly reflected a $5.2 million decrease in miscellaneous assets that had represented funds disbursed to BOA prior to September 30, 2015 in advance of the servicing transfer of residential mortgage loans, as described above. Such funds were cleared from miscellaneous assets in conjunction with the completion of that transfer during the quarter ended December 31, 2015. The decrease in miscellaneous assets was partially offset by an increase in the balance of bank-owned life insurance reflecting the recurring, periodic increase in the cash surrender value of the underlying life insurance policies. The increases and decreases in the remaining categories of other assets generally reflected normal operating fluctuations within their applicable balances.

Deposits

Total deposits increased by $119.3 million to $2.58 billion at December 31, 2015 from $2.46 billion at September 30, 2015. The increase in deposit balances reflected a $134.0 million increase in interest-bearing deposits that was partially offset by a $14.7 million decrease in non-interest-bearing checking accounts. The increase in interest-bearing deposits included a $113.0 million increase in certificates of deposit that was augmented by increases in interest-bearing checking accounts and savings and club accounts totaling $18.1 million and $2.9 million, respectively.

As noted earlier, the increase in the balance of certificates of deposit largely reflected the effects of attractive pricing offered on a limited number of promotional products during the quarter to fund a portion of the growth in loans during the period. The concurrent decline in non-interest-bearing deposits generally reflected fluctuating balances within certain large commercial deposit accounts. Notwithstanding these day-to-day fluctuations, the average balance of non-interest-bearing deposits has increased by $7.7 million during the first half of fiscal 2016 to $225.5 million for the six months ended December 31, 2015 compared to $217.9 million for the prior year ended June 30, 2015.

The balance of interest-bearing checking accounts at December 31, 2015 included deposits maintained as a wholesale funding source through Promontory Interfinancial Network’s Insured Network Deposits (“IND”) program. The Bank’s IND balances increased by $4.0 million to $228.3 million or 8.8% of total deposits at December 31, 2015 from $224.3 million or 9.1% of total deposits at September 30, 2015. The terms of the IND program generally establish a reciprocal commitment for Promontory to deliver and the Bank to accept such deposits for a period of no less than five years during which time total aggregate balances shall generally be maintained within a range of $200.0 million to $230.0 million.

The Bank also continued to utilize a deposit listing service through which it has attracted “non-brokered” wholesale time deposits targeting institutional investors with a three-to-five year investment horizon. The Bank generally prohibits the withdrawal of its listing service deposits prior to maturity. The balance of the Bank’s listing service time deposits remained stable at $89.9 million, representing 3.5% and 3.6% of total deposits at December 31, 2015 and September 30, 2015, respectively.

Borrowings

The Company’s borrowings decreased by $8.0 million to $620.4 million at December 31, 2015 from $628.4 million at September 30, 2015. The decrease in borrowings primarily reflected a $6.9 million decrease in outstanding overnight “sweep account” balances linked to customer demand deposits that generally reflected normal operating fluctuations in such balances. The decrease in borrowings reflected the repayment of a maturing $1.0 million FHLB term advance coupled with the repayment of scheduled principal on an amortizing advance during the period.

Stockholders’ Equity and Capital Management

Stockholders’ equity increased by $2.9 million to $1.17 billion at December 31, 2015 from $1.16 billion at September 30, 2015. The net increase in stockholders’ equity partly reflected net income of $3.8 million for the quarter ended December 31, 2015 partially offset by cash dividends of $1.8 million paid to shareholders during the period. The net increase in retained earnings was augmented by an increase in accumulated other comprehensive loss due primarily to changes in the fair value of the Company’s available for sale securities portfolio and outstanding derivatives as well as a reduction in unearned ESOP shares for the period.

At December 31, 2015, the Company’s total consolidated equity to assets ratio was 26.48% while the Bank’s total consolidated equity to assets ratio was 17.88%. The Company’s and Bank’s capital ratios at December 31, 2015 were well in excess of the levels required by federal banking regulators to be classified “well-capitalized” under regulatory guidelines.

Statements contained in this news release that are not historical facts are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by Kearny Financial Corp. with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any forward-looking statement, whether written or oral, that may be made from time to time by or on behalf of the Company.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	At
	December 31,	September 30,	June 30,
	2015	2015	2015
Selected Balance Sheet Data:
Cash and cash equivalents	$112,864	$102,630	$340,136
Debt securities available for sale	413,495	416,470	420,660
Mortgage-backed securities available for sale	307,937	329,310	346,619

Securities available for sale	721,432	745,780	767,279
Debt securities held to maturity	167,326	228,597	219,862
Mortgage-backed securities held to maturity	431,065	429,912	443,479

Securities held to maturity	598,391	658,509	663,341
Loans receivable	2,601,750	2,417,512	2,102,864
Allowance for loan losses	(20,514)	(17,690)	(15,606)

Net loans receivable	2,581,236	2,399,822	2,087,258
Premises & equipment	39,156	39,256	39,180
Federal Home Loan Bank stock	29,671	29,717	27,468
Goodwill	108,591	108,591	108,591
Bank owned life insurance	173,251	171,842	170,452
Other assets	40,454	45,794	33,482

Total assets	$4,405,046	$4,301,941	$4,237,187

Non-interest bearing deposits	$213,242	$227,941	218,533
Interest-bearing deposits	2,369,943	2,235,949	2,247,117

Deposits	2,583,185	2,463,890	2,465,650
Federal Home Loan Bank advances	585,347	586,376	536,405
Other borrowings	35,062	41,975	35,094

Borrowings	620,409	628,351	571,499
Other liabilities	34,976	46,090	32,663

Total liabilities	3,238,570	3,138,331	3,069,812
Stockholders’ equity	1,166,476	1,163,610	1,167,375

Total liabilities & stockholders’ equity	$4,405,046	$4,301,941	$4,237,187

Consolidated Capital Ratios:
Equity to assets at period end	26.48%	27.05%	27.55%
Tangible equity to tangible assets at period end (1)	24.61%	25.15%	25.63%
Share Data:
Outstanding shares (in thousands)	93,528	93,528	93,528
Closing price as reported by NASDAQ	$12.67	$11.47	$11.16
Equity per share	$12.47	$12.44	$12.48
Tangible equity per share (1)	$11.31	$11.27	$11.31
Asset Quality Ratios:
Non-performing loans to total loans	0.81%	0.89%	1.09%
Non-performing assets to total assets	0.53%	0.54%	0.56%
Allowance for loan losses to total loans	0.79%	0.73%	0.74%
Allowance for loan losses to non-performing loans	97.84%	82.25%	68.17%

(1)	Tangible equity equals total stockholders’ equity reduced by goodwill and core deposit intangible assets.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Except Per Share Data, Unaudited)

	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Summary of Operations:
Interest income on:
Loans receivable	$24,641	$22,032	$18,648	$46,673	$37,053
Mortgage-backed securities	4,409	4,514	4,654	8,923	9,430
Non-mortgage-backed securities	2,400	2,430	2,282	4,830	4,502
Other interest-earning assets	374	439	328	813	625

Total interest income	31,824	29,415	25,912	61,239	51,610
Interest expense on:
Interest-bearing checking	1,025	1,009	949	2,034	1,892
Savings and clubs	212	215	201	427	406
Certificates of deposit	3,292	2,848	2,822	6,140	5,520

Total interest-bearing deposits	4,529	4,072	3,972	8,601	7,818

Federal Home Loan Bank advances	3,304	2,940	2,329	6,244	4,619
Other borrowings	53	47	38	100	75

Total borrowings	3,357	2,987	2,367	6,344	4,694

Total interest expense	7,886	7,059	6,339	14,945	12,512

Net interest income	23,938	22,356	19,573	46,294	39,098
Provision for loan losses	3,414	2,641	1,732	6,055	2,590

Net interest income after loan loss provision	20,524	19,715	17,841	40,239	36,508
Fees and service charges	709	673	731	1,382	1,430
Gain on sale of securities	2	0	7	2	7
(Loss) gain on sale and write down of real estate owned	(113)	0	5	(113)	(146)
Gain on sale of loans	76	72	9	148	9
Income from bank-owned life insurance	1,409	1,390	654	2,799	1,306
Electronic banking fees and charges	277	286	258	563	542
Miscellaneous	50	72	54	122	150

Total non-interest income	2,410	2,493	1,718	4,903	3,298
Salaries and employee benefits	10,381	10,625	9,588	21,006	19,664
Net occupancy expense of premises	1,774	1,909	1,795	3,683	3,437
Equipment and systems	1,614	1,978	2,034	3,592	3,964
Advertising and marketing	563	428	228	991	376
Federal deposit insurance premium	675	662	607	1,337	1,196
Directors’ compensation	181	182	165	363	361
Miscellaneous	2,516	2,598	2,103	5,114	4,293

Total non-interest expense	17,704	18,382	16,520	36,086	33,291

Income before taxes	5,230	3,826	3,039	9,056	6,515
Provision for income taxes	1,433	850	870	2,283	1,423

Net income	$3,797	$2,976	$2,169	$6,773	$5,092

Per Share Data:
Net income per share:
Basic (2)	$0.04	$0.03	$0.02	$0.08	$0.06
Diluted (2)	$0.04	$0.03	$0.02	$0.08	$0.05
Weighted average number of common shares outstanding (in thousands):
Basic (2)	89,640	89,590	92,545	89,615	92,499
Diluted (2)	89,674	89,619	92,563	89,647	92,742
Cash dividends per share (1) (2)	$0.02	$0.02	$0.00	$0.04	$0.00

(1)	Represents dividends declared per common share.
(2)	As a result of the second-step conversion and stock offering, all historical per share information has been revised to reflect the 1.3804-to-one exchange ratio.

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS
(Dollars in Thousands, Unaudited)

	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Average Balances:
Loans receivable	$2,496,324	$2,218,497	$1,787,799	$2,357,410	$1,768,403
Mortgage-backed securities	751,576	775,808	715,753	763,692	722,855
Non-mortgage-backed securities	607,593	647,701	635,971	627,648	632,037
Other interest-earning assets	167,476	283,199	153,770	225,065	142,169

Total interest-earning assets	4,022,969	3,925,205	3,293,293	3,973,815	3,265,464
Non-interest-earning assets	358,633	352,338	270,491	355,757	269,586

Total assets	$4,381,602	$4,277,543	$3,563,784	$4,329,572	$3,535,050

Interest-bearing checking	$716,008	$725,169	$719,143	$720,589	$715,495
Savings and clubs	510,818	519,940	510,416	515,379	512,696
Certificates of deposit	1,099,626	991,546	1,033,230	1,045,586	1,029,562

Total interest-bearing deposits	2,326,452	2,236,655	2,262,789	2,281,554	2,257,753
Federal Home Loan Bank advances	586,314	571,811	536,582	579,062	509,857
Other borrowings	39,980	36,740	30,636	38,360	30,130

Total borrowings	626,294	608,551	567,218	617,422	539,987

Total interest-bearing liabilities	2,952,746	2,845,206	2,830,007	2,898,976	2,797,740
Non-interest-bearing liabilities	262,847	265,242	235,606	264,044	240,662

Total liabilities	3,215,593	3,110,448	3,065,613	3,163,020	3,038,402
Stockholders’ equity	1,166,009	1,167,095	498,171	1,166,552	496,648

Total liabilities and stockholders’ equity	$4,381,602	$4,277,543	$3,563,784	$4,329,572	$3,535,050

Average interest-earning assets to average interest-bearing liabilities	136.25%	137.96%	116.37%	137.08%	116.72%

KEARNY FINANCIAL CORP.
FINANCIAL HIGHLIGHTS

	For the Three Months Ended			For the Six Months Ended
	December 31,	September 30,	December 31,	December 31,	December 31,
	2015	2015	2014	2015	2014
Performance ratios:
Yield on average:
Loans receivable	3.95%	3.97%	4.17%	3.96%	4.19%
Mortgage-backed securities	2.35%	2.33%	2.60%	2.34%	2.61%
Non-mortgage-backed securities	1.58%	1.50%	1.44%	1.54%	1.42%
Other interest-earning assets	0.90%	0.62%	0.85%	0.72%	0.88%

Total interest-earning assets	3.16%	3.00%	3.15%	3.08%	3.16%
Cost of average:
Interest-bearing checking	0.57%	0.56%	0.53%	0.56%	0.53%
Savings and clubs	0.17%	0.17%	0.16%	0.17%	0.16%
Certificates of deposit	1.20%	1.15%	1.09%	1.17%	1.07%

Interest-bearing deposits	0.78%	0.73%	0.70%	0.75%	0.69%
Federal Home Loan Bank advances	2.25%	2.06%	1.74%	2.16%	1.81%
Other borrowings	0.53%	0.51%	0.50%	0.52%	0.50%

Total borrowings	2.14%	1.96%	1.67%	2.05%	1.74%

Total interest-bearing liabilities	1.07%	0.99%	0.90%	1.03%	0.89%
Net interest rate spread (1)	2.09%	2.01%	2.25%	2.05%	2.27%
Net interest margin (2)	2.38%	2.28%	2.38%	2.33%	2.39%
Non-interest income to average assets (annualized)	0.22%	0.23%	0.19%	0.23%	0.19%
Non-interest expense to average assets (annualized)	1.62%	1.72%	1.85%	1.67%	1.88%
Efficiency ratio	67.19%	73.98%	77.59%	70.49%	78.52%
Return on average assets (annualized)	0.35%	0.28%	0.24%	0.31%	0.29%
Return on average equity (annualized)	1.30%	1.02%	1.74%	1.16%	2.05%

(1)	Interest income divided by average interest-earning assets less interest expense divided by average interest-bearing liabilities.
(2)	Net interest income divided by average interest-earning assets.